Exhibit 99.2
1585 Broadway
New York, NY 10036
Morgan Stanley
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in the Registration Statement of AMB Property Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of ProLogis and AMB Property Corporation, which is part of the Registration Statement, of our opinion dated January 30, 2011 appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

New York, New York
April 11, 2011

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ James Collins
James Collins
Executive Director